As filed with the Securities and Exchange Commission on June 26, 2000


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           ___________________________
                   INTERCHANGE FINANCIAL SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)
                                    _________

           New Jersey                                         22-2553159
_______________________________                          ___________________
(State or other Jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                          Identification No.)

                             Park 80 West/Plaza Two
                         Saddle Brook, New Jersey 07663
                                 (201) 703-4595
               (Address, including zip code, including area code,
                  of registrant's principal executive offices)

                   INTERCHANGE FINANCIAL SERVICES CORPORATION
                  OUTSIDE DIRECTOR INCENTIVE COMPENSATION PLAN
                            (Full title of the plan)

    Anthony Labozzetta, Executive Vice President and Chief Financial Officer
                             Park 80 West/Plaza Two
                         Saddle Brook, New Jersey 07663
                                 (201) 703-4595
             (Name, Address, including zip code and telephone number
                    including area code of agent for service)
                                _________________

                                   Copies to:
                             Peter D. Hutcheon, Esq.
                           Norris, McLaughlin & Marcus, P.A.
                                721 Route 202-206
                                  P.O. Box 1018
                            Somerville, NJ 08876-1018
                                  (908)722-0700

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                                      Proposed           Proposed
                                                     Amount           Maximum            Maximum          Amount of
              Title of Securities                     to be        Offering Price   Aggregate Offering  Registration
               to be Registered                   Registered(1)     Per Share(2)         Price(3)           Fees
------------------------------------------------ ---------------- ----------------- ------------------- --------------

Common Stock, no par value per Share                 100,000          $12.75          $1,275,000.00       $336.60
                                                     shares
------------------------------------------------ ---------------- ----------------- ------------------- --------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interest to be offered or sold pursuant to the Outside Directors Incentive Compensation Plan described herein.

(2) Based upon the average of the high and the low reported sales prices on the American Stock Exchange on June 22, 2000.

(3) The price is estimated in Accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is the product resulting from multiplying 100,000 by $12.75 per share, the average of the high and low reported sales price on the American Stock Exchange on June 22, 2000.

                   INTERCHANGE FINANCIAL SERVICES CORPORATION

                                TABLE OF CONTENTS


PART I                                                                    PAGE


Item 1.      Plan Information.............................................. *

Item 2.      Registrant Information and Employee Plan Annual Information... *

Item 2A.    Reoffer Prospectus............................................. 1


PART II


Item 3.      Incorporation of Documents by Reference....................... 8

Item 4.      Description of Securities..................................... 8

Item 5.      Interests of Named Experts and Counsel........................ 8

Item 6.      Indemnification of Directors and Officers..................... 8

Item 7.      Exemption from Registration Claimed........................... 9

Item 8.      Exhibits...................................................... 9

Item 9.      Undertakings.................................................. 9

Signatures................................................................. 11


* Separately given to participants. Pursuant to the rules for filing a Registration Statement on Form S-8, such information is contained in a document which does not constitute a part of this Registration Statement but which shall, together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, constitute a prospectus under Section 10(a) of the Securities Act of 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information

                Omitted

Item 2.         Registrant Information and Employee Plan Annual Information

                Omitted

Item 2A.        Reoffer Prospectus

                A prospectus relating to the reoffer of control securities and restricted securities acquired by participants under the Plan follows below.

                   INTERCHANGE FINANCIAL SERVICES CORPORATION

                            SECTION 10(a) PROSPECTUS

                                    FORM S-8


                                     ITEM 2A

                               REOFFER PROSPECTUS


                          11,000 Shares of Common Stock
                            (No Par Value per Share)



                   INTERCHANGE FINANCIAL SERVICES CORPORATION





                                 _______________

This prospectus has been prepared for use in connection with the proposed sales by the stockholders named herein (the "Selling Stockholders") of an aggregate of 11,000 shares of Common Stock (no par value per share) of Interchange Financial Services Corporation (the "Company") acquired by the Selling Stockholders upon the exercise of options granted to them under the Company's Outside Director Incentive Compensation Plan.

It is contemplated that offerings and/or sales by the Selling Stockholders will be made from time to time pursuant to this Registration Statement.



                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
              DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
                     NOR HAS THE COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY IS A
                               A CRIMINAL OFFENSE.











                  The date of this Prospectus is June 22, 2000.

                              AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois and Seven World Trade, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents are hereby incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1999;

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

         (c) The description of the Company's Common Stock contained in its Registration Statement on Form S-2 dated October 29,1992
                  (File No. 33-49840); and

         (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 since the end of the fiscal year referred to in (a) above.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date hereof to the termination of the offering of the securities covered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Copies of documents incorporated herein by reference may be obtained upon written or oral request without charge (other than exhibits thereto) to Anthony Labozzetta, Interchange Financial Services Corporation, Park 80 West/Plaza Two, Saddle Brook, New Jersey 07663; telephone (201) 703-4595.

                                   THE COMPANY

     Interchange Financial Services Corporation (the "Company") is a New Jersey business corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended. It acquired all of the outstanding stock of Interchange Bank, (formerly known as Interchange State Bank), a New Jersey chartered bank (the "Bank" or "Interchange"), in 1986. The Bank is the Company's principal subsidiary. The Company's principal executive office is located at Park 80 West/ Plaza Two, Saddle Brook, New Jersey 07663, and the telephone number is (201) 703-2265.



                              SELLING STOCKHOLDERS

     The table below sets forth the names of the Selling Stockholders, all of whom are directors of the Company with addresses care of the Company at Park 80 West/Plaza Two, Saddle Brook, New Jersey 07663. The shares that the Selling Stockholders may offer from time to time are shares acquired or to be acquired by them upon the exercise of awards that have been or may in the future be granted to them by the Company pursuant to the Company's Outside Director Incentive Compensation Plan (the "Plan"). The following table lists all persons holding awards, who, because of their position with the Company or amount of stock of the Company owned by them, may be deemed to be "affiliates" and persons who are nonaffiliates who have acquired shares under the Plan prior to the filing of the registration statement of which this prospectus is a part. The Selling Stockholders may from time to time offer all or part of the shares acquired by them upon the exercise of options now held or which may be granted to them in the future by the Company in any trading markets. The Company will pay all expenses of preparing and reproducing this Prospectus, but will not receive any part of the proceeds of the sale of any such shares. The Selling Stockholders will pay any and all brokerage commissions charged to sellers in connection with such sales.

          Name                                       No. of Shares
          _________________________________________________________

          Anthony D. Andora                          1,000
          Donald L. Correll                          1,000
          Anthony R. Coscia                          1,000
          John J. Eccleston                          1,000
          David R. Ficca                             1,000
          James E. Healey                            1,000
          Nicholas R. Marcalus                       1,000
          Eleanore S. Nissley                        1,000
          Jeremiah F. O'Connor                       1,000
          Robert P. Rittereiser                      1,000
          Benjamin Rosenzweig                        1,000

                                  LEGAL MATTERS

     The legality of the shares of Common Stock being offered hereby will be passed upon by Norris, McLaughlin & Marcus, P.A., 721 Route 202-206, P.O. Box 1018, Somerville, New Jersey 08876-1018.

                            EXPERTS AND MISCELLANEOUS

     The financial statements and financial statement schedules of the Company as of December 31, 1999 and December 31, 1998 and for each of the years in the three year period ended December 31, 1999, are incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 in reliance upon the reports of Deloitte & Touche, LLP, independent certified public accountants, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing. The Common stock of the Company, including the shares offered hereby, is designated for quotation on the American Stock Exchange under the symbol: IFC.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the reoffer and resale of securities by the Selling Stockholders hereunder.

                                 INDEMNIFICATION

     Section 14A:3-5 of the New Jersey Business Corporation Act (the "NJBCA") gives the Company power to indemnify each of its directors and officers against expenses and liabilities in connection with any proceeding involving him by reason of his being or having been a director or officer if (a) he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and (b) with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, in a proceeding by or in the right of the Company, there shall be no indemnification in respect of any liabilities or expenses if the officer or director shall have been adjudged liable to the Company unless the court in such proceeding determines he is entitled to indemnity for such liabilities and/or expenses. Furthermore, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to such director or officer establishes that his acts or omissions (a) were in breach of his duty of loyalty to the Company and its stockholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit. The NJBCA defines an act or omission in breach of a person's duty of loyalty as an act or omission which that person knows or believes to be contrary to the best interests of the Company or its stockholders in connection with a matter in which he has a material conflict of interest. If a director or officer is successful in a proceeding, the statute mandates that the Company indemnify him against expenses.

     The Certificate of Incorporation provides that the Company shall indemnify each officer and director of the Company (and each officer and director of another entity who was serving at the request of the Company) who is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such action, suit or proceeding, to the fullest extend permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           Incorporation of Documents by Reference

                  The following documents filed by Interchange Financial Services Corporation (the "Company") with the Commission are also incorporated herein by reference:

                 (a) The Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000;

                 (b) The Company's Annual Report on Form 10-K for the year ended December 31, 1999;

                 (c) The Company's definitive proxy statement filed pursuant to Section 14 of the Securities Exchange Act of 1934 in connection with the latest annual meeting of its stockholders; and

                 (d) The description of the Company's Common Stock contained in its Registration Statement on Form S-2 dated October 29, 1992.(File 33-49840)

                  In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities

                  Not Applicable

Item 5.           Interests of Named Experts and Counsel

                  Not Applicable

Item 6.           Indemnification of Directors and Officers

                  Section 14A:3-5 of the New Jersey Business Corporation Act (the "NJBCA") gives the Company power to indemnify each of its directors and officers against expenses and liabilities in connection with any proceeding involving him by reason of his being or having been a director or officer if (a) he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and (b) with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, in a proceeding by or in the right of the Company, there shall be no indemnification in respect of any liabilities or expenses if the officer or director shall have been adjudged liable to the Company unless the court in such proceeding determines he is entitled to indemnity for such liabilities and/or expenses. Furthermore, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to such director or officer establishes that his acts or omissions (a) were in breach of his duty of loyalty to the Company and its stockholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit. The NJBCA defines an act or omission in breach of a person's duty of loyalty as an act or omission which that person knows or believes to be contrary to the best interests of the Company or its stockholders in connection with a matter in which he has a material conflict of interest. If a director or officer is successful in a proceeding, the statute mandates that the Company indemnify him against expenses.

                  The Certificate of Incorporation provides that the Company shall indemnify each officer and director of the Company (and each officer and director of another entity who was serving at the request of the Company) who is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such action, suit or proceeding, to the fullest extend permitted by law.

Item 7.           Exemption from Registration Claimed

                  Offers and sales of Common Stock pursuant to the Plan are exempt from registration under the Securities Act of 1933, as amended, by virtue of Sections 4(2) and/or 2(11) of such Act and Rule 504 promulgated by the Commission as a part of Regulation D.

Item 8.           Exhibits

                  4(a)     Interchange Financial Services Corporation Outside
                           Director Incentive Compensation Plan, is incorporated
                           herein by reference to Appendix A attached to the
                           Company's definitive proxy materials with respect to
                           its 2000 Annual Meeting of Shareholders, filed with
                           the Commission on March 30, 2000.
                  *5       Opinion of Norris, McLaughlin & Marcus, P.C.
                  *23(a)   Consent of Deloitte & Touche, LLP
                   23(b)   Consent of Norris, McLaughlin & Marcus P.C.
                           (included in Exhibit 5)
                   24      Power of Attorney (included on signature page)
                  _____________________________________________________________
                  *Filed herewith

Item 9.           Undertakings

                  (a)      The undersigned Registrant hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                            (iv) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (v) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
                           Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Saddle Brook, State of New Jersey on the 22nd day of June, 2000.
                      INTERCHANGE FINANCIAL SERVICES CORPORATION


                      By:  /s/ Anthony Labozzetta
                           _______________________
                           Anthony Labozzetta
                           Executive Vice President and Chief Financial Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony S. Abbate and Anthony Labozzetta, and either of them (with full power in each to act alone), his true and lawful attorney-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registrant Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1993,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

/s/ Anthony D. Andora
_________________________       Chairman of the Board              June 22, 2000
Anthony D. Andora               and Director


/s/ Anthony S. Abbate           President, Chief Executive         June 22, 2000
_________________________       Officer and Director
Anthony S. Abbate


/s/ Anthony Labozzetta          Executive Vice President           June 22, 2000
_________________________       and Chief Financial Officer
Anthony Labozzetta


/s/ Donald L. Correll           Director                           June 22, 2000
_________________________
Donald L. Correll


/s/ Anthony R. Coscia           Director                           June 22, 2000
_________________________
Anthony R. Coscia


/s/ John J. Eccleston           Director                           June 22, 2000
__________________________
John J. Eccleston


/s/ David R. Ficca              Director                           June 22, 2000
__________________________
David R. Ficca

/s/ James E. Healey             Director                           June 22, 2000
__________________________
James E. Healey


/s/ Nicholas R. Marcalus        Director                           June 22, 2000
__________________________
Nicholas R. Marcalus


/s/ Eleanore S. Nissley         Director                           June 22, 2000
__________________________
Eleanore S. Nissley


/s/ Jeremiah F. O'Connor        Director                           June 22, 2000
__________________________
Jeremiah F. O'Connor


/s/ Robert P. Rittereiser       Director                           June 22, 2000
__________________________
Robert P. Rittereiser


/s/ Benjamin Rosenzweig         Director                           June 22, 2000
__________________________
Benjamin Rosenzweig